As filed with the Securities and Exchange Commission on August 29, 2011
Registration No. ________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Grizzly Gold Corp. (FKA BCS Solutions, Inc.)
(Exact name of Registrant as specified in its charter)

Nevada	1040	45-0725238
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

Grizzly Gold Corp. (FKA BCS Solutions, Inc.)
3651 Lindell Road, Suite D269
Las Vegas, Nevada, 89103
Telephone: (702) 932-9959
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Paul Strobel
Grizzly Gold Corp. (FKA BCS Solutions, Inc.)
3651 Lindell Road, Suite D269
Las Vegas, Nevada, 89103
Telephone: (702) 932-9959
Facsimile: (702) 943-0233
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all correspondence to:

David Lubin, Esq. David Lubin & Associates, PLLC 10 Union Avenue, Suite 5 Lynbrook, New York 11563 Telephone: (516) 887-8200 Facsimile: (516) 887-8250

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	□	Accelerated filer	□

Non-accelerated filer	□	Smaller reporting company	x

Calculation of Registration Fee
Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 per share(1)	23,900,000	$0.10(2)	$2,390,000	$277.24
Total	23,900,000	$0.102)	$2,390,000	$277.24

(1)	Represents common shares currently outstanding to be sold by the selling security holders.

(2)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is listed on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “BCSS”. However, our common stock has never traded.  Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the last price shares were sold. The selling shareholders may sell shares of our common stock at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ______ __, 2011

Grizzly Gold Corp. (FKA BCS Solutions, Inc.)

23,900,000 Shares of Common Stock

This prospectus relates to the resale of 23,900,000 shares of common stock of Grizzly Gold Corp. (FKA BCS Solutions, Inc.) which are issued and outstanding and held by persons who are shareholders of Grizzly Gold Corp. (FKA BCS Solutions, Inc.) We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.

Our common stock is listed for quotation on the Financial Industry Regulatory Authority’s Over the Counter Bulletin Board (“OTCBB”) under the symbol “BCSS.OB”. The prices at which the selling share holders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will bear all costs relating to the registration of these shares of our common stock.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is __________, 2011

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our,” “us,” or “Grizzly” refer to Grizzly Gold Corp. (FKA BCS Solutions, Inc.), unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Corporate Background
Grizzly Gold Corp. (FKA BCS Solutions, Inc.) was incorporated under the laws of the State of Florida on April 21, 2010 under the name "BCS Solutions, Inc."   On March 14, 2011 the Board of Directors and majority shareholder of the Company approved a 17 for 1 forward stock split of our issued and outstanding common stock.  All references to share and per share amounts have been restated in this prospectus to reflect the split.

At a meeting of shareholders held on July 5, 2011, the Company received approval from its shareholders to act on a proposal to change the Company's state of incorporation from Florida to Nevada by the merger of BCS Solutions, Inc. with and into its wholly-owned subsidiary, Grizzly Gold Corp. , a Nevada corporation, and to change the name of the Company from “BCS Solutions, Inc.” to “Grizzly Gold Corp." The change of name and jurisdiction became effective on August 1, 2011.

On May 1, 2011, the Company executed a property option agreement (the “Agreement”) with Nevada Mine Properties II, Inc. (“NMP”) granting us the right to acquire 100% of the mining interests of a Nevada mineral exploration property currently controlled by NMP, a natural resource exploration company.  The property known as the LB/Vixen Property is located in Humboldt County, Nevada and currently consists of 30 unpatented claims (the ‘Property”).  Annual option payments and minimum annual exploration expenditures under Agreement that must be paid or incurred by May 1, 2021 are an aggregate $895,000 and $3,200,000 respectively.

Grizzly is currently an exploration-stage company as defined by the U.S. Securities and Exchange Commission (“SEC”) and we are in the business of exploring and if warranted, advancing certain unpatented mineral properties to the discovery point where we believe maximum shareholder returns can be realized.

We are dependent upon making a gold deposit discovery at the Property for the furtherance of the Company. Should we be able to make an economic find at the Property, we would then be solely dependent upon the Property mining operation for our revenue and profits, if any. The Property claims presently do not have any mineral resources or reserves. There is no mining plant or equipment located within the property boundaries. Currently, there is no power supply to the mineral claims. The probability that ore reserves that meet SEC guidelines will be discovered on an individual hard rock prospect at the Property is undeterminable at this time. A great deal of work is required on the Property before a determination as to the economic and legal feasibility of a mining venture on it can be made. There is no assurance that a commercially viable deposit will be proven through the exploration efforts by us at the Property. We cannot assure you that funds expended on the Property or other properties that we may acquire in the future will be successful in leading to the delineation of ore reserves that meet the criteria established under SEC mining industry reporting guidelines.

Current State of Exploration
The Property claims presently do not have any mineral resources or reserves. We have begun reviewing the results of the historic drilling and sampling.  There is no mining plant or equipment located within the property boundaries. Currently, there is no power supply to the mineral claims. Our planned program includes compilation of all activities to the present with a follow-up reverse circulation drill program.  However, this program is exploratory in nature and no minable reserves may ever be found.

The Offering

Securities offered:	23,900,000 shares of common stock

Offering price:
The selling security holders will be offering their shares of common stock at a price of $0.10 per share which is based on a private placement financing completed by the Company on May 1, 2011.  This is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices.

Shares outstanding prior to offering:	47,900,000 shares of common stock.

Shares outstanding after offering:	47,900,000 shares of common stock.

Our sole executive officer and a director currently owns 50.1% of our outstanding shares of common stock.  As a result, he has substantial control over all matters submitted to our stockholders for approval.

Market for the common shares:
There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of Proceeds:	We will not receive any proceeds from the sale of shares by the selling shareholders.

Risk Factors:	The purchase of shares in this offering pose a substantial risk and consideration of the section entitled “Risk Factors” should be carefully reviewed and considered.

Going Concern Considerations:
As of April 30, 2011, we incurred a net loss of $26,252 from inception and used cash in operations from inception of $20,376.  Our independent auditor has issued a going concern opinion after auditing our financial statements; our ability to continue is dependent on our ability to raise additional capital and our operations could be curtailed if we are unable to obtain required additional funding when needed.

Summary Financial Information

The following presents our summary financial information for the periods indicated and should be read in conjunction with the information contained in “Management's Discussion and Analysis or Plan of Operations” and our financial statements and related notes appearing elsewhere in this prospectus.

	Year Ended April 30, 2011	Period from April 21, 2010 (inception) to April 30, 2010
Statement of Operations Data
Operating revenues	$-	$-
Income (loss) from operations	$(22,644)	$(3,608)
Net income (loss)	$(22,644)	$(3,608)

Balance Sheet Data
	April 30, 2011	April 30, 2010
Working capital	$(5,252)	$(5,392)
Total assets	$624	$8,992
Total liabilities	$5,876	$3,600
Stockholders’ (Deficit) Equity	$(5,252)	$5,392

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

1.           Our independent auditor has issued a going concern opinion after auditing our financial statement.  Our ability to continue is dependent on our ability to raise additional capital and our operations could be curtailed if we are unable to obtain required additional funding when needed.

We will be required to expend substantial amounts of working capital in order to explore and develop the Property.  We were incorporated on April 21, 2010. Our operations to date were funded entirely from capital raised from our private offering of securities from April 2010 through May 2011. We will continue to require additional financing to execute our business strategy.  We are totally dependent on external sources of financing for the foreseeable future, of which we have no commitments. Our failure to raise additional funds in the future will adversely affect our business operations, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. We are entirely dependent on our ability to attract and receive additional funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future could restrict our ability to grow and reduce our ability to continue to conduct business operations. As of April 30, 2011, we incurred a net loss of $26,252 from inception and used cash in operations from inception of $20,376.  After reviewing our financial statements, our independent auditor issued a going concern opinion and our ability to continue is dependent on our ability to raise additional capital. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause us to become dormant. Any additional equity financing may involve substantial dilution to our then existing stockholders.

2.           We are an exploration stage company, have generated no revenues to date and have a limited operating history upon which we may be evaluated.

We were incorporated on April 21, 2010 in the State of Florida under the name BCS Solutions, Inc.  The Company was formed to offer small and medium-sized businesses services that reduced invoicing expenses, sped up receipt of monies, and allowed authorization and recovery of paper drafts. As a result of economic conditions, we were not able to continue in that business.

On August 1, 2011 we completed a name and business change.   As a result, we have only recently become an exploration stage company.  We have leased an early stage mineral property but the property does not have any known resources or reserves.  Our only other meaningful asset is approximately $300,000 in available cash at July 31, 2011. Our limited operating history makes it difficult to evaluate our business on the basis of historical operations. We are an exploration stage company with no known commercially viable deposits, or “resources”, or "reserves" on our property. Therefore, determination of the existence  of  a  resource or reserve  will  depend  on appropriate  and  sufficient  exploration  work  and the  evaluation  of  legal, economic, and environmental  factors. If we fail to find a commercially viable deposit on any of our property our financial condition and results of operations will suffer.  If we cannot generate income from the property we will have to cease operation which will result in the loss of your investment.

We face all of the risks inherent in a new business and those risks specifically inherent in the exploration stage company, with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. We cannot assure you that we will be able to generate revenues or profits from operation of our business or that we will be able to generate or sustain profitability in the future.

3.           We expect losses in the future because we have no revenue to offset losses.

As reflected in our financial statements filed in this registration statement, we are in the exploration stage formed to carry out the activities described in this prospectus. Since inception on April 21, 2010 to April 30, 2011, we have incurred a net loss of $26,252 and used cash in operations of $20.376.  As we have no current revenue, we are expecting losses over the next 12 months because we do not yet have any revenues to offset the expenses associated with the development and implementation of our business plan. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

4.           Our business model is unproven and our success is dependent on our ability to explore and develop our mineral property.

Our business model is to generate revenues from the sale of minerals from our leased exploration property, located in Humbolt County, Nevada.  We cannot guarantee that we will ever be successful in doing this in order to generate revenues in the future. The Property is at a very early stage, and our ability to generate revenue is unproven. Therefore, it is not possible for us to predict the future level of production, if any, or if we will be able to effectuate our business plan. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

5.            Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. Therefore, we expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

6.           The loss of our President and CEO or the failure to hire qualified employees or consultants would damage our business.

Because of the highly technical nature of our business, we depend greatly on attracting and retaining experienced management and highly qualified and trained personnel.  We compete with other companies intensely for qualified and well trained professionals in our industry. If we cannot hire or retain, and effectively integrate, a sufficient number of qualified and experienced professionals, this will have a material adverse effect on our capacity to sustain and grow our business.

7.           Because our President and CEO serves as a director and consultant to other companies engaged in mineral exploration, a potential conflict of interest could negatively impact our ability to acquire properties to explore and to run our business.

Our President and CEO is a director and consultant to other natural resource or mining-related companies, or may be involved in related pursuits that could present conflicts of interest with his roles at Grizzly. Paul Strobel owns and operates his own mineral exploration consulting business.  In addition, he is a director of Ranger Gold Corp. (“Ranger”), a Bulletin Board quoted company which is also engaged in mining exploration. These associations may give rise to conflicts of interest from time to time. For example, we may be presented with an opportunity in which Mr. Strobel would have to decide if the opportunity would be more appropriate for us or Ranger. There may be a dispute with Ranger, and then Mr. Strobel, our principal executive  officer, would have an inherent conflict of interest as to such a situation. In the event that any such conflict of interest arises, a director who has such a conflict is required to disclose the conflict to a meeting of the directors of the company in question and to abstain from voting for or against approval of any matter in which such director may have a conflict. To date there have not been any conflicts of interest.

8.           If we do not complete the required option payments and capital expenditure requirements mandated in our agreement with Nevada Mine Properties II, Inc. (“NMP”) we will lose our interest in our property and our business may fail.

If we do not make all of the property payments to NMP or incur the required expenditures in accordance with the property option agreement we will lose our option to acquire the property for which we have not made the payments and may not be able to continue to execute our business objectives if we are unable to find an alternate exploration interest. Since our payment obligations are non-refundable, if we do not make any payments, we will lose any payments previously made and all our rights to the property.

9.            Because of our reliance on NMP our operations would be severely impacted should our relationship with NMP be terminated for any reason.

Our property has been optioned from NMP.  In addition, to date a significant amount of our exploration activity on the Property has been undertaken by employees or contractors of NMP.  As a result, NMP has significant knowledge about our property and it would be very difficult for us to replace NMP should our relationship with them be terminated for any reason.  To date, there have not been any conflicts between the Company and NMP.

10.            Because of the speculative nature of exploration and development, there is a substantial risk that our business will fail.

The search for valuable natural resources on our property is extremely risky as the exploration for natural resources is a speculative venture involving substantial risk. Few properties that are explored are ultimately developed into producing mines. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.  Because the probability of an individual prospect ever having reserves is extremely remote, in all probability the Property does not contain any reserves, and any funds we spent on exploration will probably be lost. In such a case, we would be unable to complete our business plan.

Mineral exploration involves a high degree of risk and exploration projects are frequently unsuccessful.  To the extent that we continue to be involved in mineral exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. The risks associated with mineral exploration include:

•	the identification of potential mineralization based on superficial analysis;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration and development.

Substantial expenditures are required to determine if a project has economically mineable mineralization.  It may take several years to establish proven and probable reserves and to develop and construct mining and processing facilities. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.  In such a case, we would be unable to develop our business.

11.           We may not be able to compete with current and potential exploration companies, some of whom have greater resources and experience than we do in developing mineral reserves.

The natural resource market is intensely competitive, highly fragmented and subject to rapid change.  We may be unable to compete successfully with our existing competitors or with any new competitors.  We compete with many exploration companies which have significantly greater personnel, financial, managerial, and technical resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

12.           We may not have the funds to purchase all of the supplies, manpower and materials we need to begin exploration which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, manpower and certain equipment such as drill rigs, bulldozers and excavators that we might need to conduct exploration. If there is a shortage or scarcity, we cannot compete with larger companies in the exploration industry for supplies, manpower and equipment.  In the event that the prices for such resources rise above our affordability levels, we may have to delay or suspend operations.  In the event we are forced to limit our exploration activities, we may not find any minerals, even though our properties may contain mineralized material. Without any minerals we cannot generate revenues and you may lose your investment.

13.           The prices of metals are highly volatile and a decrease in metals prices could result in us incurring losses.

The profitability of natural resource operations are directly related to the market prices of the underlying commodities.  The market prices of metals fluctuate significantly and are affected by a number of factors beyond our control, including, but not limited to, the rate of inflation, the exchange rate of the dollar to other currencies, interest rates, and global economic and political conditions.  Price fluctuations in the metals markets from the time development of a mine is undertaken and the time production can commence can significantly affect the profitability of a mine.  Accordingly, we may begin to develop a mineral property at a time when the price of the underlying metals make such exploration economically feasible and, subsequently, incur losses because metals prices have decreased.  Adverse fluctuations of metals market price may force us to curtail or cease our business operations.

14.            Because our business involves numerous operating hazards, we may be subject to claims of a significant size which would cost a significant amount of funds and resources to rectify. This could force us to cease our operations, which will cause you a loss of your investment.

Our proposed business is subject to the usual hazards inherent in exploring for minerals, such as general accidents, explosions, chemical exposure, and craterings.  The occurrence of these or similar events could result in the suspension of operations, damage to or destruction of the equipment involved and injury or death to personnel. Operations also may be suspended because of machinery breakdowns, abnormal climatic conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. The occurrence of any such contingency would require us to incur additional costs and force us to cease our operations, which will cause you a loss of your investment.

Difficulties, such as unusual or unexpected rock formations encountered by workers but not indicated on a map, or other conditions may be encountered in the gathering of samples and information, and could delay our exploration program.  We do not currently carry insurance to protect against these risks and we may not obtain such insurance in the future.  Even if we do obtain insurance, the nature of these risks is such that liabilities could over exceed policy limits or be excluded from coverage.  There are also risks against which we cannot, or may not elect to insure.  The costs, which could be associated with any liabilities, not covered by insurance or in excess of insurance coverage or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, thereby hurting our financial position, future earnings, and/or competitive positions.  We may not have enough capital to continue operations and you will lose your investment.

15.            Damage to the environment could result from our operations.  If our business is involved in one or more of these hazards, we may be subject to claims of a significant size which could force us to cease our operations.

Mineral resource exploration, production and related operations are subject to extensive rules and regulations of federal, state and local agencies.  Failure to comply with these rules and regulations can result in substantial penalties.  Our cost of doing business may be affected by the regulatory burden on the mineral industry since the rules and regulations frequently are amended or interpreted.  We cannot predict the future cost or impact of complying with these laws.

Environmental enforcement efforts with respect to mineral operations have increased over the years, and it is possible that regulation could expand and have a greater impact on future mineral exploration operations.  Although our management intends to comply with all legislation and/or actions of local, provincial, state and federal governments, non-compliance with applicable regulatory requirements could subject us to penalties, fines and regulatory actions, the cost of which could harm our results of operations.  We cannot be sure that our proposed business operations will not violate environmental laws in the future.

Our operations and property are subject to extensive federal, state, and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. These laws and regulations may do any of the following: (i) require the acquisition of a permit or other authorization before exploration commences, (ii) restrict the types, quantities and concentration of various substances that can be released into the environment in connection with exploration activities, (iii) limit or prohibit mineral exploration on certain lands lying within wilderness, wetlands and other protected areas, (iv) require remedial measures to mitigate pollution from former operations and  (v)  impose substantial  liabilities  for  pollution  resulting  from  our  proposed operations.

16.           Because access to our mineral claims is limited during inclement weather conditions this could result in delays in our exploration

The business of mining for gold and other metals is generally subject to a number of risks and hazards including natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes. Access to our mineral property is restricted during these weather conditions. Furthermore, during the winter months exploration cannot be done on the Property. As a result, any attempt to test or explore the property is largely limited to the times when weather conditions permits such activities. These limitations may result in significant delays in exploration efforts. Such delays may have a significant negative effect on our results of operations.

17.           Our principal stockholder, who is also our Secretary and director, owns a controlling interest in our voting stock. Therefore investors will not have any voice in our management, which could result in decisions adverse to our general shareholders.

Our principal shareholder beneficially owns approximately 50.1% of our outstanding common stock. As a result, this shareholder will have the ability to control substantially all matters submitted to our stockholders for approval including:

•    election of  our  board  of  directors;
•    removal of  any  of  our  directors;
•    amendment of  our  Articles of Incorporation  or  bylaws;  and
•   adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of his ownership and position, the principal shareholder who is also our Secretary and a director is able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our principal shareholder could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the Company may decrease.  Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

RISK FACTORS RELATING TO OUR COMMON STOCK

18.           We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 300,000,000 shares of common stock, par value $.0001 per share, of which 47,900,000 shares are currently issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

19.           Our Secretary who is also a director owns a controlling interest in our voting stock and may take actions that are contrary to your interests, including selling their stock.

Our Secretary, who is also a director, beneficially owns approximately 50.1% of our outstanding common stock.  If and when he is able to sell his shares in the market, such sales by our Secretary within a short period of time could adversely affect the market price of our common stock if the marketplace does not orderly adjust to the increase in the number of shares in the market. This will result in a decrease in the value of your investment in the Company.  Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

20.           Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because we do not intend to pay any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

21.           The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

22.           The offering price of our common stock could be higher than the market value, causing investors to sustain a loss of their investment.

The price of our common stock in this offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, to a large extent, arbitrary. Our audit firm has not reviewed management's valuation, and therefore expresses no opinion as to the fairness of the offering price as determined by our management. As a result, the price of the common stock in this offering may not reflect the value perceived by the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered and investors may therefore lose a portion or all of their investment.

23.           State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

24.           Currently there is no active public market for our securities, and there can be no assurances that any active market will ever develop and, even if developed, it is likely to be subject to significant price fluctuations.

There has not been any established trading market for our common stock, and there is currently no active public market whatsoever for our securities. There can be no assurances as to whether:

•	any active trading market for our shares will develop;

•	the prices at which our common stock will trade; or

•
the extent to which investor interest in us will lead to the development of an active, liquid trading market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of our company and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

25.           If a market develops for our shares, sales of our shares relying upon Rule 144 may depress prices in that market by a material amount.

The majority of the outstanding shares of our common stock held by present stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement, such as this one (for the shares registered hereunder) or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. On November 15, 2007, the SEC adopted changes to Rule 144, which, would shorten the holding period for sales by non-affiliates to six months (subject to extension under certain circumstances) and remove the volume limitations for such persons.   The changes became effective in February 2008. Rule 144 provides in essence that an affiliate who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the Over-the-Counter Bulletin Board  (if and when listed thereon) is not an "automated quotation system" and, accordingly, market based volume limitations are not available for securities quoted only over the Over-The-Counter Bulletin Board. As a result of the revisions to Rule 144 discussed above, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of six months, if we have filed our required reports.  A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of our common stock in any market that may develop.

26.           We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

As a company registered with the SEC, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting We expect to incur significant continuing costs, including accounting fees and staffing costs, in order to maintain compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002. Development of our business will necessitate ongoing changes to our internal control systems, processes and information systems. Currently, we have no employees, other than our sole officer and director. As we engage in the exploration of our mineral claim, hire employees and consultants , our current design for internal control over financial reporting will not be sufficient to enable management to determine that our internal controls are effective for any period, or on an ongoing basis. Accordingly, as we develop our business, such development and growth will necessitate changes to our internal control systems, processes and information systems, all of which will require additional costs and expenses.

In the future, if we fail to complete the annual Section 404 evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

27.           Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

Because none of our directors are independent, we do not currently have independent audit or compensation committees. As a result, the directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our shareholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

THE OFFERING

This prospectus relates to the resale by certain selling shareholders of the Company of up to 23,900,000 shares of our common stock.  Of such shares, 20,400,000 are owned by shareholders who purchased them from persons who had originally purchased the shares directly from the Company in its initial public offering pursuant to a registration statement which went effective October 12, 2010. The pre-split per share purchase price of those shares was $0.01 ($0.00059 post-split).  The other 3,500,000 shares are owned by shareholders who purchased the shares directly from the Company in a private placement in May 1, 2011 pursuant to the exemptions from registration under the Securities Act provided by Regulation S of the Securities Act. The per share purchase price of those shares was $0.10.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will be offering the shares of common stock being covered by this prospectus at a fixed price of $0.10 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. The fixed price of $0.10 has been determined as the selling price based upon the per share purchase price in a private placement financing completed by the Company on May 1, 2011.

Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of August 29, 2011, by the selling security holders prior to the offering contemplated by this prospectus, the number of shares each selling security holder is offering by this  prospectus and the number of shares which each would own  beneficially  if all  such  offered  shares  are sold.

The table below lists our selling shareholders that are selling their shares. The table was generated on the assumption that all securities displayed are to be sold in this offering. However, any or all of the shares in this offering can be retained by the selling shareholders and consequently no meaningful forecast can be made of the number of securities that will be held by selling shareholders upon the termination of this offering. The selling shareholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming this occurs, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders. We believe that the selling shareholders listed in the table have sole voting and investment power with respect to the securities.  No selling shareholders are broker-dealers or affiliates of broker-dealers.  Each of the selling shareholders has acquired his or her solely for investment and not with a view to or for resale or distribution of such securities.   None of the selling shareholders are affiliates or controlled by our affiliates and none of the selling shareholders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

Name of Selling Security	Common Shares owned by the Selling Security	Number of Shares Offered by Selling	Number of Shares and Percent of Total Issued and Outstanding Held After the Offering
Holders	Holder	Security Holder	# of Shares	% of Class
Jennifer Johal(1)	85,000	85,000	0	0
Janice Robillard(1)	85,000	85,000	0	0
Neil Horwood(1)	85,000	85,000	0	0
Leslie Ralla(1)	85,000	85,000	0	0
Aarondeep Basrai(1)	85,000	85,000	0	0
Ruchy Basrai(1)	85,000	85,000	0	0
Roy Nolasco(1)	85,000	85,000	0	0
Brian Uppal(1)	85,000	85,000	0	0
Daulat Nijjar(1)	85,000	85,000	0	0
Harjinder Gill (1)	85,000	85,000	0	0
Charito Deguzman(1)	850,000	850,000	0	0
Tej Purba (1)	850,000	850,000	0	0
Gurpartap Singh Basrai(1)	850,000	850,000	0	0
Barinder Johal(1)	850,000	850,000	0	0
Pam Gill(1)	1,700,000	1,700,000	0	0
Ernie Sommerfeld(2)	1,700,000	1,700,000	0	0
Brian Uppal (2)	1,700,000	1,700,000	0	0
Jiwan Sidhu(2)	1,700,000	1,700,000	0	0
Anthony Praill(1)	1,700,000	1,700,000	0	0
David Uppal (1)(3)	1,950,000	1,950,000	0	0
Pol Brisset (1)(4)	2,300,000	2,300,000	0	0
Jason Bains(1)(4)	2,300,000	2,300,000	0	0
Michael Ralla (1)(4)	2,300,000	2,300,000	0	0
Paul Uppal (1)(4)	2,300,000	2,300,000	0	0

(1) Represents shares purchased by the selling shareholder from initial shareholders of the Company who had purchased the shares directly from the Company in its initial public offering pursuant to a registration statement which went effective on October 12, 2010. The pre-split per share purchase price of those shares was $0.01 ($0.00059 post-split).

(2)           Represents shares purchased by the selling shareholder from persons who purchased the shares from initial shareholders of the Company who had purchased the shares directly from the Company in its initial public offering pursuant to a registration statement which went effective on October 12, 2010. The pre-split per share purchase price of those shares was $0.01 ($0.00059 post-split).

(3)           Includes 1,100,000 shares purchased from the Company in May 1, 2011 in a private placement exempt from the registration requirements of the Securities Act pursuant to Regulation S at a purchase price of $0.10 per share.

(4)           Includes 600,000 shares purchased from the Company in May 1, 2011 in a private placement exempt from the registration requirements of the Securities Act pursuant to Regulation S at a purchase price of $0.10 per share.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

The selling shareholders and any broker/dealers who may act in connection with the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

There are no other agreements between the company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

We are quoted on the OTCBB under the symbol “BCSS” but do not currently have an active trading market.  If our common stock becomes actively traded on the OTCBB, then the sales price to the public could vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Penny Stock Regulations

You should note that our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.

Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales.  All states offer a variety of exemption from registration for secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 300,000,000 shares of common stock, par value $0.0001, of which 47,900,000 shares are issued and outstanding as of August 29, 2011.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.  The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.  There is no provision in our Articles of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Preferred Stock

There is no preferred stock authorized.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DESCRIPTION OF BUSINESS

History

Grizzly Gold Corp. (formerly BCS Solutions, Inc.) is an exploration stage company that was incorporated in the State of Florida on April 21, 2010.   The Company was formed to offer small and medium-sized businesses services that reduced invoicing expenses, sped up receipt of monies, and allowed authorization and recovery of paper drafts. The company intended to provide instant cash flow for small and medium-sized businesses and reduce expenses associated with invoicing with services that included pre-authorized checking, electronic payments, electronic check conversion, electronic check recovery, and telephone checks. As a result of economic conditions, the Company was unable to continue in that business.

On April 21, 2010, the Company issued 204,000,000 of its $0.0001 par value common stock for $9,000 cash to the founder of the Company. The issuance of the shares was made to the Company’s former sole officer and director who is an individual who is a sophisticated and accredited investor.  Therefore, the issuance was exempt from registration of the Securities Act of 1933 by reason of Section 4 (2) of that Act

On October 20, 2010, the company issued 20,400,000 shares of common stock to 24 investors in accordance with its Form S-1 for cash of $12,000.

On March 14, 2011 the Board of Directors and majority shareholder of the Company approved a 17 for one forward stock split of our issued and outstanding common stock.  The forward stock split was distributed to all shareholders of record on March 25, 2011. No cash was paid or distributed as a result of the forward stock split and no fractional shares were issued. All fractional shares which would otherwise be required to be issued as a result of the stock split were rounded up to the nearest whole share. There was no change in the par value of our common stock.  All references to share and per share amounts have been restated in these financial statements to reflect the split.

On April 5, 2011, the Company’s majority shareholder returned 180,000,000 common shares to the Company for cancellation.  The shares were returned for cancellation in order to reduce the number of shares issued and outstanding.  Subsequent to the cancellation, the Company had 44,400,000 shares issued and outstanding, a number that the majority shareholder who was also a director of the Company, considered more in line with the Company’s business plans.  Following the share cancellation, the majority shareholder owned 24,000,000 common shares, or at that time 54.05%, of the remaining 44,400,000 issued and outstanding common shares of the Company at that time.

Also on April 5, 2011, the principal shareholder of the Company entered into a Stock Purchase Agreement which provided for the sale of his remaining 24,000,000 shares of common stock of the Company to Jeoffrey Avancena. In connection with the share acquisition, Mr. Avancena was appointed Secretary and Director of the Company and the Board of Directors of the Company elected Mr. Paul Strobel as President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company.

On May 1, 2011, the Company executed a property option agreement (the “Agreement”) with Nevada Mine Properties II, Inc. (“NMP”) granting the Company the right to acquire 100% of the mining interests of a Nevada mineral exploration property currently controlled by NMP, a natural resource exploration company.  The property known as the LB/Vixen Property is located in Humboldt County, Nevada and currently consists of 30 unpatented claims (the ‘Property”).  Annual option payments and minimum annual exploration expenditures under Agreement that must be paid or incurred by May 1, 2021 are an aggregate $895,000 and $3,200,000 respectively.

Also, on May 1, 2011 the Company closed a private placement of 3,500,000 common shares at $0.10 per share for a total offering price of $350,000.  The common shares were offered by the Registrant pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended.   The private placement was fully subscribed to by five non-U.S. persons.

At a meeting of shareholders held on July 5, 2011, the Company received approval from its shareholders to act on a proposal to change the Company's state of incorporation from Florida to Nevada by the merger of BCS Solutions, Inc. with and into its wholly-owned subsidiary, Grizzly Gold Corp. , a Nevada corporation, and to change the name of the Company from “BCS Solutions, Inc.” to “Grizzly Gold Corp." In connection with the name and jurisdiction change the Company’s business was changed to mineral exploration.  The change of name and jurisdiction became effective on August 1, 2011.

Our Exploration Project

We are a natural resource company engaged in the exploration of mineral properties located in Humbolt County, Nevada (the “LB/Vixen Property”). The LB/Vixen Property currently consists of thirty unpatented claims. The LB/Vixen Property is in the exploration stage.

Strategy

We are a new company early in the implementation of our business plan and performing those tasks necessary to raise the appropriate funding to complete our business plan. Our primary focus in the natural resource sector is gold.  Our strategic initiatives are to undertake cost efficient and effective exploration activities to discover mineralization and potentially mineral reserves.

Though we have the expertise on our board of directors to take a resource property that hosts a viable ore deposit into mining production, the costs and time frame for doing so are considerable, and the subsequent return on investment for our shareholders would be very long term indeed. We therefore anticipate optioning or selling any ore bodies that we may discover to a major mining company. Most major mining companies obtain their ore reserves through the purchase of ore bodies found by junior exploration companies. Although these major mining companies do some exploration work themselves, many of them rely on the junior resource exploration companies to provide them with future deposits for them to mine. By optioning or selling a deposit found by us to these major mining companies, it would provide an immediate return to our shareholders without the long time frame and cost of putting a mine into operation ourselves, and it would also provide future capital for the company to continue operations.

The search for valuable natural resources as a business is extremely risky. We can provide investors with no assurance that the property we have in Nevada contains commercially exploitable reserves.  Exploration for natural reserves is a speculative venture involving substantial risk. Few properties that are explored are ultimately developed into producing commercially feasible reserves. Problems such as unusual or unexpected geological formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan and any money spent on exploration would be lost.

Natural resource exploration and development requires significant capital and our assets and resources are limited. Therefore, we anticipate participating in the natural resource industry through the purchase or option of early stage property.   To date we have one property under option. We have not yet conducted exploration on the property but we have initiated an exploration program that will include mapping, sampling, surveying and drilling on each of our two property. There has been no indication as yet that any mineral deposits exist on the property, and there is no assurance that a commercially viable mineral deposit exists on our property. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

Distribution Methods

We initially plan to market any minerals retrieved in normal channels associated with the industry. Accordingly, we anticipate optioning or selling any ore bodies that we may discover to a major mining company. Many major mining companies obtain their ore reserves through the purchase of ore bodies found by junior exploration companies. Although these major mining companies do some exploration work themselves, many of them rely on the junior resource exploration companies to provide them with future deposits for them to mine. By optioning or selling a deposit found by us to these major mining companies, it would provide an immediate return to our shareholders without the long time frame and cost of putting a mine into operation ourselves, and it would also provide future capital for the company to continue operations.

The LB/Vixen Property

LB Project
NEVADA
GREAT BASIN
Black Rock Desert
Black Rock Range
Jackson Mts.
King Lear Peak
Desert Valley
Slumbering Hills
Bloody Run Hills
Santa Rosa Range
Orovada
Paradise Valley
Hot Springs Peak
Granite Peak
Santa Rosa Peak
Winnemucca
Golconda
Osgood Mts.
Sonoma Range
Sonoma Peak
Valmy
Battle Mountain
Battle Mt.
North Peak
Antler Peak
Dunphy
Emigrant Pass
Carlin
Elko
Halleck
Deeth
Secret Pass
Lamoille
Ruby Dome
Lee
Jiggs
Ruby Mountains
Ruby Valley
Harrison Pass
Pearl Peak
Overland Pass
Sherman Mt.
Midas
Tuscarora
Tuscarora Mts.
Wheeler Mt.
McAfee Peak
Independence Mountains
Adam Peak
Beowawe
Crescent Valley
Cortez Mountains
Shoshone Range
Mt. Lewis
Mt. Tenabo
Bald Mt.
Roberts Creek Mt.
Diamond Valley
Diamond Mts.
Butte Mts.
Eureka
Mahogany Hills
Antelope Peak
Summit Mountain
Mount Hamilton
White Pine Range
Ninemile Peak
Simpson Park Mts.
Mt. Callaghan
Austin
Toiyabe Range
Desatoya Mts.
Railroad Pass
Bunker Hill
North Shoshone Peak
South Shoshone Peak
Clan Alpine Mts.
Stillwater Range
Humboldt Salt Marsh
Healy Peak
Job Peak
East Range
Mt. Tobin
Mt. Moses
Granite Mt.
Humboldt Range
Star Peak
Unionville
Buffalo Mt.
Mill City
Imlay
Humboldt
Rye Patch Res.
Rye Patch Dam
Oreana
Lovelock
Trinity Range
Seven Troughs Range
Rosebud Peak
Blue Mt.
Humboldt Lake
Carson Sink
Fallon
Hazen
Fernley
Wadsworth
Lahontan Dam
Lahontan Res.
Carson Lake
Frenchman
Silver Springs
Reno
Sparks
Virginia City
Gold Hill
Silver City
Dayton
Carson City
Stewart
Lake Tahoe
Wabuska
Pyramid Lake
Winnemucca Lake
Sutcliffe
Nixon
Juniper Pk.
Pah Rah Ra.
Smoke Creek Desert
Gerlach
Empire
Kumiva Peak
Poh-rum Peak
Granite Peak
Fox Mountain
Donnelly Peak
Big Mountain
High Rock Lake
Summit Lake
Massacre Lake
Eagleville
Middle Alkali Lake
Lower Lake
Beckwourth Pass
Adobe Flat
NAD27 Zone 10S
NAD27 Zone 11S
0 10 20 30 40 50 60 miles
TN MN

Acquisition of Interest

On May 1, 2011, the Company executed a property option agreement (the “Agreement”) with Nevada Mine Properties II, Inc. (“NMP”) granting the Company the right to acquire 100% of the mining interests of a Nevada mineral exploration property currently controlled by NMP, a natural resource exploration company.  The property known as the LB/Vixen Property is located in Humboldt County, Nevada and currently consists of 30 unpatented claims (the ‘Property”).

Annual option payments and minimum annual exploration expenditures are as noted below:

	Property	Work
	Payments	Expenditures
Upon Execution of the Agreement	$20,000	$-
By May 1, 2012	20,000	200,000
By May 1, 2013	60,000	200,000
By May 1, 2014	45,000	200,000
By May 1, 2015	60,000	250,000
By May 1, 2016	70,000	250,000
By May 1, 2017	80,000	300,000
By May 1, 2018	90,000	300,000
By May 1, 2019	100,000	350,000
By May 1, 2020	100,000	400,000
By May 1, 2021	250,000	750,000
	$895,000	$3,200,000

Upon execution of the Agreement, we paid NMP $20,000 and reimbursed them $7,065 in claim fees and property holding costs.  Since our payment obligations are non-refundable, if we do not make any payments under the Agreement we will lose any payments made and all our rights to the Property. If all said payments under the Agreement are made, then we will acquire all mining interests in the Property.  If the Company fails to make any payment when due, the Agreement gives the Company a 60-day grace period to pay the amount of the deficiency.  NMP retained a 3% royalty of the aggregate proceeds received by the Company from any smelter or other purchaser of any ores, concentrates, metals or other material of commercial value produced from the Property, minus the cost of transportation of the ores, concentrates or metals, including related insurance, and smelting and refining charges, including penalties.

The Company shall have the one time right exercisable for 90 days following completion of a bankable feasibility study to buy up to two thirds (66.7%) of NMP’s royalty (i.e. an amount equal to 2% of the  royalty) for $3,000,000.

Both the Company and NMP have the right to assign, sell, mortgage or pledge their rights in each respective Agreement or on each respective Property. In addition, any mineral interests staked, located, granted or acquired by either the Company or NMP which are located within a 1 mile radius of the Property will be included in the option granted to the Company.  The Agreement will terminate if the Company fails to comply with any of its obligations in the Agreement and fails to cure such alleged breach. If the Company gives notice that it denies a default has occurred, the matter shall be determined finally through such means of dispute resolution as such matter has been subjected to by either party. The Agreement provides that all disputes shall be resolved by a sole arbitrator under the rules of the Arbitration Act of Nevada. The Company also has the right to terminate the Agreement by giving notice to NMP.

Description and Location of the LB/Vixen Property

The LB/Vixen property is located in Humboldt County, approximately 150 miles northeast of Reno and 55 miles west of Winnemucca, Nevada and currently consists of 30 unpatented claims.

Exploration History of the LB/Vixen Property

In 1985, the WX Syndicate staked claims that encompass the area of the current LB portion of the property. Initial activity included soil and rock chip sampling, geologic mapping, and shallow trenching. WX’s trenching revealed clay alteration and favorable limey shale units with some gold values with consistent anomalous gold throughout the length of four trenches. Trenching was followed by a two-phase drilling program. The two phase program utilized conventional rotary and air track drilling methods that generally provided inadequate sample collection compared to either reverse circulation or core drilling commonly used in exploration today. However, based on the thickness and grades encountered in drilling and that obtained from trenching and surface sampling, it is believed the holes represent adequate evidence of gold mineralization within the LB project boundaries, but cannot be relied on for true grade or thickness.

Seven shallow open-hole rotary holes were completed for 1,080 feet in 1987. The holes targeted gold anomalous zones within fractured and limonite stained Triassic shale and phyllite. Anomalous near-surface gold values were intercepted in four of seven holes. An additional 26 shallow air track holes were completed in a rough grid pattern filling in between the two areas of trenching. Air track holes are not generally reliable for reserve estimates because of unreliable sampling techniques. In this instance, air track holes were utilized for geochemical sampling of the near surface gold values and were meant as a targeting tool for deeper drill tests in the future rather than as a definition tool for ore reserves.  Drill logs and assays are available from all sampling and drilling completed by WX Syndicate.

In 1988, U. S. Borax staked ground that is now covered by the Vixen claims. Borax reportedly completed soil and rock chip sampling, geological mapping, and drilled five reverse circulation drill holes for 1,190 feet. The holes reportedly targeted a northwesterly structural zone within similar stratigraphy to that of the LB portion of the claims. The original data is not available for review. However, a summary of drilling has been obtained.

In 1992, Independence Mining Company controlled the LB/Vixen ground as part of a larger exploration project in the Jackson Mountains comprising over 1,600 claims. Independence did not conduct work on the LB / Vixen property.

In February 2006, Nevada Mine Properties II, Inc. (NMP) staked 20 unpatented lode claims covering the former WX Syndicate drill area and extensions. NMP has not conducted physical work on the property. During the late 2000’s, Dave C. Mough Explorations located ten Vixen claims that covered the Borax drilling area. Subsequently, NMP signed a deal with Mough granting NMP a 75% interest in the Vixen claims.

Geology of the LB/Vixen Property

The LB/Vixen property is situated in northwestern Nevada within the Great Basin of the Basin and Range physiographic province. The Great Basin in Nevada is characterized by northerly trending mountain ranges with intervening broad, generally flat valleys. Such is the physiographic setting at the LB/Vixen property that occupies the low, southern foothills of the Jackson Mountains rising to the east above the Black Rock Desert.  The oldest rocks in the Jackson Mountains are Permian or older volcanics.

The Happy Camp Group dominates the northern part of the range. Toward the southern Jacksons, a mixed, variable sequence of overlying Jurassic to Triassic arenite, carbonate, pelitic, and volcanic rocks occur. The rocks range from a metamorphosed sediment and volcanic package to a relatively fresh sediment package. The Triassic rock units in the vicinity of the LB/Vixen project include argillite, phyllite, chert, greywacke, limestone, limestone-pebble conglomerate and greenstone that span a broad time-stratigraphic range.

The Mesozoic sediment and volcanic units at LB/Vixen are overlain by ash-flow and ash-rich tuffs recognized as Tertiary. Diorite and basalt dikes and plugs make up part of this Tertiary tectonism.  On the LB/Vixen property, alteration is present as bleaching, iron staining, argillization, jasperoidal silicification, quartz stockwork veining and local pervasive limonite staining. Native sulfur and mercury are found within fault gouge in several areas of the LB property. Gold mineralization occurs in shallow trenches in both unaltered and clay-limonite altered phyllites and limey phyllites indicating both a fracture and disseminated nature to the mineralization. Altered phyllites are commonly orange goethite stained and impregnated, with clay alteration. Gossan is notable is some areas with little or no silicification. Jasperoid is apparent along the fault contact between the Triassic sediments and Tertiary volcanic rocks. Gold mineralization in drill holes is described as being associated with silicification and limonite in shaley siltstone, phyllite. argillite and limestone.

The LB/Vixen Property is structurally complex. Gold mineralization and clay-limonite alteration are intimately related with fault zones.  These structures are evidenced by jasperoidal silica, bleaching and limonite staining. WX Syndicate’s shallow drilling generally tested the footwall of the western most structure (LB Fault) with modest success. A major northwest structure crosses the Vixen and LB claims. An area lying between the above mentioned structures contains widespread fracturing with introduced quartz and calcite veining. This area is gold anomalous and remains untested by drilling. The intersection of the Vixen and LB structures, falling on the LB claims, also remains untested.

Structural preparation and structural control are clearly evident in outcrops and from descriptions of the shallow trenches on the LB/Vixen property. There are also indications of replacement mineralization in favorable hosts (limey phyllites and clay altered phyllites) in both unaltered and altered rock defined by the trench samples and trench notes. These styles of mineralization and alteration suggest potential for structural feeders providing pathways into favorable, structurally prepared rock and into favorable horizons for replacement. Limited trenching and drilling at the LB/Vixen property has helped to define favorable structure and lithology. Broad areas of alteration including jasperoid, stockwork quartz veining, silicification, gossan, and clay-alteration have been defined outward of the drill area.

It is somewhat unusual that the LB/Vixen property, underlain by nearly one square mile of altered, gold-anomalous, faulted, and fractured sediment package, is so poorly prospected and sparsely drilled. The property was virtually unprospected into the mid-1980’s. The presence of jasperoid ribs coupled with pervasive bleaching and limonite stained sediments caught the attention of WX Syndicate who located claims in 1985.

Current State of Exploration

The LB/Vixen claims presently do not have any mineral resources or reserves. The company has begun reviewing the results of the historic drilling and sampling.  There is no mining plant or equipment located within the property boundaries. Currently, there is no power supply to the mineral claims. Our planned program includes compilation of all activities to the present with a follow-up reverse circulation drill program.  However, this program is exploratory in nature and no minable reserves may ever be found.

Geological Exploration Program

The Company’s Board of Directors has approved a budget for the Property for the next 12 months for total expenditures of $102,800.  The budget includes the following items:

Amount ($)
Annual claim fees – 2011	10,000
Field work and permit preparation	72,800
Option payment – May 2012	20,000
102,800

The budget for the balance of calendar 2011 and the first half of 2012 will include the preparation of permits for the planned work, road repair and construction, mapping, in-fill geology and geochemistry, and selection of drill targets.  The primary objective of the next twelve months is to have all necessary permits in place such that a drilling program can be undertaken in the summer of 2012.

The planned work will be overseen by the Company’s president who has visited the LB/Vixen Property several times, and will be undertaken largely by employees and contractors of NMP.  The Company anticipates submitting its plan of operations to the Bureau of Land Management (BLM) by November 2011.  BLM is the government entity responsible for approving the drilling permit for the Company.

Funds currently available to the Company are sufficient for all the planned work on the LB/Vixen Property for the next 12 months.

Intellectual Property

We do not have any intellectual property rights.

Competition

The mineral exploration industry is intensely competitive, highly fragmented and subject to rapid change.  We may be unable to compete successfully with our existing competitors or with any new competitors.  We compete with many exploration companies which have significantly greater personnel, financial, managerial, and technical resources than we do.  This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

Governmental Regulations

Mineral resource exploration, production and related operations are subject to extensive rules and regulations of federal, state and local agencies.  We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws.  While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out exploration program.

Failure to comply with these rules and regulations can result in substantial penalties.  Our cost of doing business may be affected by the regulatory burden on the mineral industry. We believe that compliance with the laws will not adversely affect our business operations.

Environmental enforcement efforts with respect to mineral operations have increased over the years, and it is possible that regulation could expand and have a greater impact on future mineral exploration operations.  Although our management intends to comply with all legislation and/or actions of local, provincial, state and federal governments, non-compliance with applicable regulatory requirements could subject us to penalties, fines and regulatory actions, the cost of which could harm our results of operations.  We cannot be sure that our proposed business operations will not violate environmental laws in the future.

Employees

We currently have no employees. All functions including development, strategy, negotiations and administration are currently being provided by our principal executive officer.

Property

We do not own any real property. We currently maintain corporate office space at 3651 Lindell Road, Suite D269, Las Vegas, Nevada, 89103 pursuant to a one-year lease for $202 per month.  Management believes that our office space is suitable for our current needs.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which we are a party or in which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of our voting securities, or security holder is a party adverse to us or has a material interest adverse to us.  The Company’s property is not the subject of any pending legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is listed on the OTCBB under the symbol “BCSS.” However, our common stock has never traded.

Holders

As of August 29, 2011, we had approximately 25 shareholders of record.

Transfer Agent

We have engaged Broadridge Corporate Issuer Solutions, Inc. located at 44 W. Lancaster Ave., Ardmore, PA, 19003 as our transfer agent.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future.  Declaration  or  payment  of  dividends,  if  any, in the future, will be at the discretion  of  our  Board  of  Directors  and  will  depend on our then current financial  condition,  results  of  operations, capital  requirements and other factors  deemed  relevant  by  the  board  of  directors. There are no contractual restrictions on our ability to declare or pay dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements contained in this prospectus, including statements regarding the development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of Grizzly Gold Corp. (FKA BCS Solutions, Inc.) and the products we plan to offer and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements. Future filings with the SEC, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made.  We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

The Company was incorporated in the State of Florida on April 21, 2010 under the name BCS Solutions, Inc. The Company was initially formed to offer small and medium-sized businesses services that reduced invoicing expenses, sped up receipt of monies, and allowed authorization and recovery of paper drafts. The Company intended to provide instant cash flow for small and medium-sized businesses and reduce expenses associated with invoicing with services that included pre-authorized checking, electronic payments, electronic check conversion, electronic check recovery, and telephone checks. As a result of economic conditions, the Company was unable to continue in that business.

On March 14, 2011 the Board of Directors and majority shareholder of the Company approved a 17 for one forward stock split of our issued and outstanding common stock.  The forward stock split was distributed to all shareholders of record on March 25, 2011. No cash was paid or distributed as a result of the forward stock split and no fractional shares were issued. All fractional shares which would otherwise be required to be issued as a result of the stock split were rounded up to the nearest whole share. There was no change in the par value of our common stock.  All references to share and per share amounts have been restated in these financial statements to reflect the split.

On April 5, 2011, the Company’s majority shareholder returned 180,000,000 common shares to the Company for cancellation.  The shares were returned for cancellation in order to reduce the number of shares issued and outstanding.  Subsequent to the cancellation, the Company had 44,400,000 shares issued and outstanding, a number that the majority shareholder who was also a director of the Company, considered more in line with the Company’s business plans.  Following the share cancellation, the majority shareholder owned 24,000,000 common shares, or at that time 54.05%, of the remaining 44,400,000 issued and outstanding common shares of the Company at that time.

Also on April 5, 2011, the principal shareholder of the Company entered into a Stock Purchase Agreement which provided for the sale of his remaining 24,000,000 shares of common stock of the Company to Jeoffrey Avancena. In connection with the share acquisition, Mr. Avancena was appointed Secretary and Director of the Company and the Board of Directors of the Company elected Mr. Paul Strobel as President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company.

On May 1, 2011, the Company executed a property option agreement (the “Agreement”) with Nevada Mine Properties II, Inc. (“NMP”) granting the Company the right to acquire 100% of the mining interests of a Nevada mineral exploration property currently controlled by NMP, a natural resource exploration company.  The property known as the LB/Vixen Property is located in Humboldt County, Nevada and currently consists of 30 unpatented claims (the ‘Property”).  Annual option payments and minimum annual exploration expenditures under Agreement that must be paid or incurred by May 1, 2021 are an aggregate $895,000 and $3,200,000 respectively.

Also, on May 1, 2011 the Company closed a private placement of 3,500,000 common shares at $0.10 per share for a total offering price of $350,000.  The common shares were offered by the Registrant pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended.   The private placement was fully subscribed to by five non-U.S. persons.

At a meeting of shareholders held on July 5, 2011, the Company received approval from its shareholders to act on a proposal to change the Company's state of incorporation from Florida to Nevada by the merger of BCS Solutions, Inc. with and into its wholly-owned subsidiary, Grizzly Gold Corp. , a Nevada corporation, and to change the name of the Company from “BCS Solutions, Inc.” to “Grizzly Gold Corp." In connection with the name and jurisdiction change the Company’s business was changed to mineral exploration.  The change of name and jurisdiction became effective on August 1, 2011.

Plan of Operation

Over the next twelve months, the Company intends to focus on exploring its LB/Vixen Property which it has optioned from NMP.  The Company has approved a 12-month budget of $102,800 for expenditures relating to the Property.

The budget for the balance of calendar 2011 and the first half of 2012 will include the preparation of permits for the planned work, road repair and construction, mapping, in-fill geology and geochemistry, and selection of drill targets.  The primary objective of the next twelve months is to have all necessary permits in place such that a drilling program can be undertaken in the summer of 2012.  The Company anticipates submitting its plan of operations to the Bureau of Land Management (BLM) by November 2011.  BLM is the government entity responsible for approving the drilling permit for the Company.

The Company estimates that it will utilize approximately $145,400 in the next 12 months to implement its activities. The following chart indicates how we would utilize such funds:

Purpose	Amount
G&A and office costs	$11,600
Exploration program and property costs	$102,800
Directors’ fees	$6,000
Legal and accounting	$25,000
Total	$145,400

The $11,600 for G&A and office costs includes rent, office costs and miscellaneous administration costs.

Results of Operations

The Year Ended April 30, 2011 compared to the Period from April 21, 2010 (inception) to April 30, 2010.

We did not earn any revenues during the periods ended April 30, 2011 or 2010.  We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral property.  We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our property, or if such resources are discovered, that we will enter into commercial production of our mineral property.

For the year ended April 30, 2011 we had a net loss of $22,644 compared to $3,608 for the period ended April 30, 2010.  The increase in the net loss was largely due to 2011 costs associated with preparing and filing the Company’s initial registration documents.  The Company was only incorporated on April 21, 2010 resulting in minimal expenses being incurred for the period ended April 30, 2010.  In addition, the Company undertook a business change in April 2011 resulting in a change to mineral exploration.  The Company incurred $3,224 in mineral exploration expenses as it began its review of the LB/Vixen historical data.

Liquidity and capital resources

We had working capital of ($5,252) at April 30, 2011 consisting of cash of $624 and total current liabilities of $5,876.

We anticipate that we will incur the following to April 30, 2012:

-   $30,000 in connection with property option payments and claim fees under the Company’s LB/Vixen option agreement;

-   $72,800 in property exploration expenses and claim payments in order to meet the requirements of the Company’s property option agreement;

-   $42,600 for operating expenses, including working capital and general, legal, accounting and administrative expenses associated with reporting requirements under the Securities Exchange Act of 1934.

Cash used in operations was $20,368 for the year ended April 30, 2011 while it was $8 for the period ended April 30, 2010.  The increase in cash used in operations was largely due to an increase in the net loss in 2011 to $22,644 from a net loss of $3,608 in 2010.   Cash flows from financing activities for 2011 were the result of $12,000 received from a private placement while in 2010 they were the result of $9,000 received from private placements.  There were no investing activities in either 2011 or 2010.

The Company expects that it will need approximately $145,400 to fund its operations during the next twelve months which will include property option payments, exploration of its property as well as the costs associated with maintaining an office.  The Company completed a financing on May 1, 2011 for total proceeds of $350,000.  The cash received from this financing is sufficient to fund its planned operations for the next twelve months.  However, in order to develop its property in the future, the Company will need to obtain additional financing.  Management plans to seek additional capital through private placements and public offerings of its common stock.  Although there are no assurances that management’s plans will be realized, management currently believes that the Company will be able to continue operations in the future.

Going Concern Consideration

Management believes that the gross proceeds from the private placement will be sufficient to continue our planned activities for the next 12 months. We anticipate generating losses and therefore we may be unable to continue operations in the future as a going concern. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities that could result should we be unable to continue as a going concern.

We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Accordingly, our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

All directors of our Company hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified. The officers of our Company are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal. Our directors and executive officers, their ages, positions held and duration each person has held that position, are as follows:

Name	Position Held with the Company	Age	Date First Appointed
Paul Strobel	Chairman, President, Chief Executive Officer, Chief Operating Officer, Treasurer, and Director	63	April 5, 2011
Jeoffrey Avancena	Secretary and Director	33	April 5, 2011

Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which he was employed.

Paul Strobel is a geologist who has over 30 years of practical experience. Since 2008 he has been the Managing Partner of Western Resource Consultants which is a privately-held business providing consulting services to the mineral exploration industry.  Prior to his current role he was a Vice President at Gold Reef International for one year, General Manager at Chambers Group, Inc. for one year and from 1997 to 2005 he was a contract geologist for Marston Environmental.   Mr. Strobel holds a Bachelor of Science degree from the University of Arizona.  Mr. Strobel is also a director of Ranger Gold Corp., a publicly traded mineral exploration company.  Mr. Strobel was appointed to the Board of Directors as he is a geologist with decades of experience.

Jeoffrey Avancena was an assistant branch manager at TransCanada Credit (Wells Fargo Financial) from 2001 through 2005, and from 1996 through 2000 he was a personal banking representative at the Canadian Imperial Bank of Commerce. Since 2005 Mr. Avancena was not employed.   Mr. Avanacena was appointed to the Board of Directors due to his experience in the banking industry and he is the Company’s controlling shareholder.

There are no family relationships among our directors or officers.  None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last ten years.  We are not aware of any proceedings to which any of our officers or directors, or any associate of any such officer or director, is a party adverse to our company or has a material interest adverse to it.  There are no agreements with respect to the election of directors. Other than described in Section 10 below, we have not compensated our directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors.

Code of Ethics; Financial Expert

In April 2010 we adopted a Code of Ethics and Business Conduct which is applicable to our future employees and which also includes a Code of Ethics for our sole officer and director. A code of ethics is a written standard designed to deter wrongdoing and to promote:
•	honest and ethical conduct,
•	full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,
•	compliance with applicable laws, rules and regulations,
•	the prompt reporting violation of the code, and
•	accountability for adherence to the code.

A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as an exhibit to Company’s Form S-1 filed with the Commission on June 8, 2010.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors.  Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.  We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” We do not believe that any of our directors currently meet the definition of “independent” as promulgated by the rules and regulations of the American Stock Exchange.

EXECUTIVE COMPENSATION

Summary Compensation

The table below sets forth information concerning compensation paid, earned or accrued by our chief executive officers (each a “Named Executive Officer”) for the last two fiscal years. No executive officer earned compensation in excess of $100,000 during our 2011 or 2010 periods.

SUMMARY COMPENSATION TABLE

						Non-Equity	Nonqualified	All
Name and				Stock	Option	Incentive Plan	Deferred	Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	Earnings ($)	($)	($)
Paul Strobel	2011	1,596	0	0	0	0	0	0	1,596
President, Chief Executive Officer	2010	0	0	0	0	0	0	0	0

Tyler Vorhies Former President and Chief Executive Officer (1)	2011 2010	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

(1)During the period from April 21, 2010 (inception) to April 5, 2011, Tyler Vorhies was our President, Chief Executive Officer, Chairman and director. During such period, Mr. Vorhies did not receive any compensation for his services. Mr. Vorhies resigned from the Company on April 5, 2011.

Effective April 7, 2011 the Company executed a consulting agreement with Mr. Strobel to provide various services to the Company including planning and managing the Company’s exploration programs, assisting the Company with identifying and assessing potential property acquisitions, and performing various administrative functions.

The Company paid $1,596 for fees and reimbursement of expenses under this agreement for the year ended April 30, 2011 (and nothing in 2010).

Since inception, we have not paid compensation exceeding $100,000 per year to any of our executive officers.

Outstanding Equity Awards

There have been no equity awards of any kind granted to any of the Company’s officers or directors as of April 30, 2011.

Compensation of Directors

Name (a)	Year	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Jeoffrey Avancena	2011	500	0	0	0	0	0	500
	2010	0	0	0	0	0	0	0

The Company pays Jeoffrey Avancena $500 per month to serve on the Board of Directors.  Payments commence became effective the date of his appointment on April 5, 2011 and continue as long as the individual remains a member of the Board of Directors.  During the twelve months ended April 30, 2011 the Company paid Mr. Avancena $500.

Security Ownership of Certain Beneficial Owners and Management

The following table lists, as of August 29, 2011, the number of shares of common stock of the Company beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of the Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 47,900,000 shares of Common Stock which are issued and outstanding as of August 29, 2011.  Unless indicated otherwise, all addresses below are c/o Grizzly Gold Corp. (FKA BCS Solutions, Inc.), 3651 Lindell Road, Suite D269, Las Vegas, Nevada, 89103.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Jeoffrey Avancena	24,000,000	50.1%
Paul Strobel	0	0
Directors and Officers as a Group (2 individuals)	24,000,000	50.1%

Certain Relationships and Related Transactions

Related Party Transactions

Effective April 7, 2011 the Company executed a consulting agreement with Mr. Strobel to provide various services to the Company including planning and managing the Company’s exploration programs, assisting the Company with identifying and assessing potential property acquisitions, and performing various administrative functions.

The Company paid $1,596 for fees and reimbursement of expenses under this agreement for the year ended April 30, 2011 (and nothing in 2010).

The Company paid Jeoffrey Avancena, a director of the Company, $500 per month to serve on the Board of Directors.  Payments commence effective the date of appointment and continue as long as Mr. Avancena remains a member of the Board of Directors.  During the twelve months ended April 30, 2011 the Company paid Mr. Avancena $500.

Expenses of Issuance and Distribution

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount
Accounting fees and expenses*	$1,500
SEC registration fee	$277
Legal fees and other expenses*	$10,000
Total	$11,777
*Estimated Expenses.

Legal Matters

David Lubin & Associates, PLLC has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Lake & Associates, CPA’s LLC an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

BCS SOLUTIONS, INC.

(A Development Stage Company)

-:-

INDEPENDENT AUDITOR’S REPORT

April 30, 2011 and 2010

Contents	Page

Report of Independent Registered Public Accountants	F - 1

Balance Sheets
April 30, 2011 and 2010	F - 2

Statements of Operations for the
Year Ended April 30, 2011, the period from April 21, 2010 (inception) to April 30, 2010, and the Cumulative Period from April 21, 2010 (inception) to April 30, 2011.	F - 3

Statement of Stockholders’ Equity (Deficit)
Since April 21, 2010 (inception) to April 30, 2011	F - 4

Statements of Cash Flows for the
Year Ended April 30, 2011, the period from April 21, 2010 (inception) to April 30, 2010, and the Cumulative Period from April 21, 2010 (inception) to April 30, 2011.	F- 5

Notes to Financial Statements	F - 7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of BCS Solutions, Inc.

We have audited the accompanying balance sheets of BCS Solutions, Inc. (a development stage Company) (the “Company”) as of April 30, 2011 and 2010, and the related statements of operations, stockholders’ deficit, and cash flows for the period April 21, 2010 (inception) through April 30, 2011. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BCS Solutions, Inc. (a development stage Company) as of April 30, 2011 and 2010, and the results of its operations and its cash flows for the period April 21, 2010 (inception) through April 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed further in Note 2, the Company has been in the development stage since its inception (April 21, 2010) and continues to incur significant losses.  The Company’s viability is dependent upon its ability to obtain future financing and the success of its future operations.  These factors raise substantial doubt as to the Company’s ability to continue as a going concern.  Management’s plan in regard to these matters is also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Lake & Associates, CPA’s LLC
Lake & Associates, CPA’s LLC
Schaumburg, Illinois
August 4, 2011

BCS SOLUTIONS, INC.
(A Development Stage Company)
BALANCE SHEETS

	April 30,	April 30,
	2011	2010
ASSETS:
Current Assets
Cash	$624	$8,992
Total Current Assets	624	8,992

Total Assets	$624	$8,992

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts Payable and Accrued Liabilities	$5,876	$3,600

Total Current Liabilities	5,876	3,600

Stockholders’ Equity (Deficit)
Common Stock, Par Value $0.0001
Authorized 300,000,000 shares,
Issued 44,400,000 shares at
April 30, 2011 (April 30, 2010 – 204,000,000)	4,440	20,400
Paid-In Capital	16,560	(11,400)
Deficit Accumulated During the Development Stage	(26,252)	(3,608)

Total Stockholders’ Equity (Deficit)	(5,252)	5,392

Total Liabilities and Stockholders’ Equity (Deficit)	$624	$8,992

The accompanying notes are an integral part of these financial statements.

BCS SOLUTIONS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

			Cumulative
			Since
			April 21, 2010
	For the Periods Ended		(Inception) to
	April 30,		April 30, 2011
	2011	2010
Revenues	$—	$—	$—
Cost of Revenues	—	—	—

Gross Margin	—	—	—

Expenses
Mineral Property Exploration Expenditures	3,224	—	3,224
General and Administrative	19,420	3,608	23,028

Net Loss from Operations	(22,644)	(3,608)	(26,252)

Other Income (Expense)
Interest	—	—	—

Net Other Income (Expense)	—	—	—

Net Loss	$(22,644)	$(3,608)	$(26,252)

Basic and Diluted Loss Per Share	$(0.00)	$(0.00)

Weighted Average Shares Outstanding (1)	202,402,192	204,000,000

(1)	Reflects the 17:1 forward stock split completed on March 25, 2011.

The accompanying notes are an integral part of these financial statements.

BCS SOLUTIONS, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

				Deficit
				Accumulated
				During
	Common Stock		Paid-In	Exploration
	Shares (1)	Par Value	Capital	Stage	Total
Balance at April 21, 2010
(inception)	—	$—	$—	$—	$—

Common Stock Issued to Founder
at $0.000044 per share, April 21, 2010	204,000,000	20,400	(11,400)	—	9,000

Net Loss	—	—	—	(3,608)	(3,608)

Balance April 30, 2010	204,000,000	$20,400	$(11,400)	$(3,608)	$5,392

Common Stock Issued at $0.00059 per share, October 20, 2010	20,400,000	2,040	9,960	—	12,000

Shares returned for cancellation – April 5, 2011	(180,000,000)	(18,000)	18,000	—	—

Net Loss	—	—	—	(22,644)	(22,644)

Balance April 30, 2011	44,400,000	$4,440	$16,560	$(26,252)	$(5,252)

(1)	Reflects the 17:1 forward stock split completed on March 25, 2011. See Note 4.

The accompanying notes are an integral part of these financial statements.

BCS SOLUTIONS, INC.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS

			Cumulative
			Since
			April 21, 2010
	For the Periods Ended		(Inception) to
	April 30,	April 30,	April 30, 2011
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(22,644)	$(3,608)	$(26,252)
Adjustments to Reconcile Net Loss to Net
Cash Used in Operating Activities
Change in Operating Assets and Liabilities
Increase (Decrease) in Accounts Payable and Accrued Liabilities	2,276	3,600	5,876

Net Cash Used in Operating Activities	(20,368)	(8)	(20,376)

CASH FLOWS FROM INVESTING ACTIVITIES
Net Cash Used in Investing Activities	—	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Sale of Common Stock	12,000	9,000	21,000

Net Cash Provided by Financing Activities	12,000	9,000	21,000

Net Increase in
Cash and Cash Equivalents	(8,368)	8,992	624
Cash and Cash Equivalents
at Beginning of Period	8,992	—	—
Cash and Cash Equivalents
at End of Period	$624	$8,992	$624

The accompanying notes are an integral part of these financial statements.

BCS SOLUTIONS, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Continued)

Cumulative
Since
April 21, 2010
	For the Periods Ended		(Inception) to
	April 30,	April 30,	April 30, 2011
	2011	2010

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$—	$—	$—
Income taxes	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Organization and Basis of Presentation

BCS Solutions, Inc. (a development stage company) (the "Company")  was incorporated in the State of Florida on April 21, 2010.   The Company was formed to offer small and medium-sized businesses services that reduced invoicing expenses, sped up receipt of monies, and allowed authorization and recovery of paper drafts. The company intended to provide instant cash flow for small and medium-sized businesses and reduce expenses associated with invoicing with services that included pre-authorized checking, electronic payments, electronic check conversion, electronic check recovery, and telephone checks.

On March 14, 2011 the Board of Directors and majority shareholder of the Company approved a 17 for one forward stock split of our issued and outstanding common stock.  The forward stock split was distributed to all shareholders of record on March 25, 2011. No cash was paid or distributed as a result of the forward stock split and no fractional shares were issued. All fractional shares which would otherwise be required to be issued as a result of the stock split were rounded up to the nearest whole share. There was no change in the par value of our common stock.  All references to share and per share amounts have been restated in these financial statements to reflect the split.

On April 5, 2011, the Company’s majority shareholder returned 180,000,000 common shares to the Company for cancellation.  The shares were returned for cancellation in order to reduce the number of shares issued and outstanding.  Subsequent to the cancellation, the Company had 44,400,000 shares issued and outstanding which was a number that the majority shareholder who was also at that time a director of the Company, considered more in line with the Company’s business plans.  Following the share cancellation, the majority shareholder owned 24,000,000 common shares, or 54.05%, of the remaining 44,400,000 issued and outstanding common shares of the Company at that time.

Also on April 5, 2011, the principal shareholder of the Company entered into a Stock Purchase Agreement which provided for the sale of his remaining 24,000,000 shares of common stock of the Company to Jeoffrey Avancena. In connection with the share acquisition, Mr. Avancena was appointed Secretary and Director of the Company and the Board of Directors of the Company elected Mr. Paul Strobel as President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer and a director of the Company.

The accompanying financial statements have been prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States on a going concern basis.

Nature of Operations

The Company is in the development stage and has no products or services as of April 30, 2011.  The Company was established to offer small and medium-sized businesses services that reduced invoicing expenses, sped up receipt of monies, and allowed authorization and recovery of paper drafts. The company intended to provide instant cash flow for small and medium-sized businesses and reduce expenses associated with invoicing with services that included pre-authorized checking, electronic payments, electronic check conversion, electronic check recovery, and telephone checks.

NOTE 2 – ABILITY TO CONTINUE AS A GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The Company has incurred a net loss of 26,252 for the period from April 21, 2010 (inception) to April 30, 2011, and has no sales.

The Company's ability to continue as a going concern is dependent on its ability to generate revenue and ultimately achieve profitable operations and to generate sufficient cash flow from financing and operations to meet its obligations as they become payable.  The Company will need to obtain additional financing in order to fund its planned operations.  Management plans to seek additional capital through private placements and public offerings of its common stock.  Although there are no assurances that management’s plans will be realized, management believes that the Company will be able to continue operations in the future.  Accordingly, no adjustment relating to the recoverability and classification of recorded asset amounts and the classification of liabilities has been made to the accompanying financial statements in anticipation of the Company not being able to continue as a going concern.

If the Company were unable to continue as a going concern, then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported expenses, and the balance sheet classifications used.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management’s Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and notes. Significant areas requiring the use of estimates relate to accrued liabilities.  Management believes the estimates utilized in preparing these financial statements are reasonable and prudent and are based on management’s best knowledge of current events and actions the Company may undertake in the future. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Reclassifications

Certain reclassifications have been made in the financial statements for the period ended April 30, 2010 to conform to accounting and financial statement presentation for the year ended April 30, 2011.

Foreign Currency

The Company’s functional currency is the U.S. dollar and to date has undertaken the majority of its transactions in U.S. dollars. Any transaction gains and losses that may take place will be included in the statement of operations as they occur.

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains all of its cash balances with one financial institution in the form of a demand deposit.

Loss per Share

Net income (loss) per share is computed by dividing the net income by the weighted average number of shares outstanding during the period. As of April 30, 2011 the company does not have any outstanding common stock options or warrants.

Comprehensive Income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company has disclosed this information on its Statement of Operations. Comprehensive income is comprised of net income (loss) and all changes to capital deficit except those resulting from investments by owners and distribution to owners.

Income Taxes

The Company adopted FASB ASC 740, Income Taxes, at its inception deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. No deferred tax assets or liabilities were recognized as of April 30, 2011.

Fair Value of Financial Instruments

The book values of cash, prepaid expenses, and accounts payable approximate their respective fair values due to the short-term nature of these instruments. The fair value hierarchy under GAAP distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

•	Level one — inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities;

•
Level two — inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals; and

•	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. We evaluate our hierarchy disclosures each quarter.

New Accounting Pronouncements

ASU No. 2010-06

In January 2010, the FASB issued ASU 2010-06 “Fair Value Measurements and Disclosures (Topic 820-10), Improving Disclosures About Fair Value Measurements”.  This update provides amendments to Topic 820 that will provide more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Level 1, 2, and 3.  The standard adds new disclosure and clarifies existing disclosure requirements.  The new standard requires disclosures of the fair value of financial instruments for interim reporting periods of publicly traded companies in addition to the annual disclosure required at year-end.  The provisions of the new standard are effective for the interim periods ending after June 15, 2009.  The adoption of ASU 2010-06 has been reflected in Company’s financial statements.

NOTE 4 - COMMON STOCK SPLIT

On March 14, 2011 the Board of Directors and majority shareholder of the Company approved a 17 for one forward stock split of our issued and outstanding common stock.  The forward stock split was distributed to all shareholders of record on March 25, 2011. No cash was paid or distributed as a result of the forward stock split and no fractional shares were issued. All fractional shares which would otherwise be required to be issued as a result of the stock split were rounded up to the nearest whole share. There was no change in the par value of our common stock.

NOTE 5 - COMMON STOCK TRANSACTIONS

On April 21, 2010, the Company issued 204,000,000 of its $0.0001 par value common stock for $9,000 cash to the founder of the Company. The issuance of the shares was made to the sole officer and director of the Company and an individual who is a sophisticated and accredited investor, therefore, the issuance was exempt from registration of the Securities Act of 1933 by reason of Section 4 (2) of that Act.

On October 20, 2010, the company issued 20,400,000 shares of common stock to 24 investors in accordance with Form S-1 for cash and consideration of $12,000.

NOTE 6 - INCOME TAXES

Deferred tax assets of the Company are as follows:

	2011	2010
Income tax expense (asset) at statutory rate	8,926	1,227
Less: valuation allowance	(8,926)	(1,227)
Deferred tax asset recognized	-	-

A valuation allowance has been recorded to reduce the net benefit recorded in the financial statements related to these deferred tax assets. The valuation allowance is deemed necessary as a result of the uncertainty associated with the ultimate realization of these deferred tax assets.

The provision for income tax differs from the amount computed by applying statutory federal income tax rate of 34% (2010 – 34%) to the net loss for the year.  The sources and effects of the tax differences are as follows:

	2011	2010
Computed expected tax benefit	7,699	1,227
Change in valuation allowance	(7,699)	(1,227)
Income tax provision	-	-

As of April 30, 2011, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $26,250 (2010 - $3,600) which begin expiring in 2030.

NOTE 7 - RELATED PARTY TRANSACTIONS

Commencing April 5, 2011, the Company began paying one of its directors $500 per month to serve on its Board of Directors.  The payments are made quarterly in advance.  The total amount paid to the Directors for the year ended April 30, 2011 was $500 (2010 - $nil).

The Company also has a consulting agreement with its sole executive officer to provide a variety of services including planning and conducting its exploration programs, assisting with the identification and assessment of properties for potential acquisition or option by the Company, and for geological and administrative services provided to the Company.  The Company paid $1,597 for fees and reimbursement of expenses under this agreement for the year ended April 30, 2011 (2010 - $nil).

NOTE 8 - COMMITMENTS AND CONTINGENCIES

On September 15, 2010 the Company renewed its lease for its shared office space for one more year at a rate of $202 per month.

NOTE 9 – SUBSEQUENT EVENTS

LB/Vixen Property Acquisition

On May 1, 2011, the Company executed a property option agreement (the “Agreement”) with Nevada Mine Properties II, Inc. (“NMP”) granting the Company the right to acquire 100% of the mining interests of a Nevada mineral exploration property currently controlled by NMP, a natural resource exploration company.  The property known as the LB/Vixen Property is located in Humboldt County, Nevada and currently consists of 30 unpatented claims (the ‘Property”).  Annual option payments and minimum annual exploration expenditures under Agreement are as noted below:

	Property	Work
	Payments	Expenditures

Upon Execution of the Agreement	$20,000	$-
By May 1, 2012	20,000	200,000
By May 1, 2013	60,000	200,000
By May 1, 2014	45,000	200,000
By May 1, 2015	60,000	250,000
By May 1, 2016	70,000	250,000
By May 1, 2017	80,000	300,000
By May 1, 2018	90,000	300,000
By May 1, 2019	100,000	350,000
By May 1, 2020	100,000	400,000
By May 1, 2021	250,000	750,000

	$895,000	$3,200,000

Upon execution of the Agreement, we paid NMP $20,000 and reimbursed them $7,065 in claim fees and property holding costs.  Since our payment obligations are non-refundable, if we do not make any payments under the Agreement we will lose any payments made and all our rights to the Property. If all said payments under the Agreement are made, then we will acquire all mining interests in the Property.  If the Company fails to make any payment when due, the Agreement gives the Company a 60-day grace period to pay the amount of the deficiency.  NMP retained a 3% royalty of the aggregate proceeds received by the Company from any smelter or other purchaser of any ores, concentrates, metals or other material of commercial value produced from the Property, minus the cost of transportation of the ores, concentrates or metals, including related insurance, and smelting and refining charges, including penalties.

The Company shall have the one time right exercisable for 90 days following completion of a bankable feasibility study to buy up to two thirds (66.7%) of NMP’s royalty (i.e. an amount equal to 2% of the  royalty) for $3,000,000.

Both the Company and NMP have the right to assign, sell, mortgage or pledge their rights in each respective Agreement or on each respective Property. In addition, any mineral interests staked, located, granted or acquired by either the Company or NMP which are located within a 1 mile radius of the Property will be included in the option granted to the Company.  The Agreement will terminate if the Company fails to comply with any of its obligations in the Agreement and fails to cure such alleged breach. If the Company gives notice that it denies a default has occurred, the matter shall be determined finally through such means of dispute resolution as such matter has been subjected to by either party. The Agreement provides that all disputes shall be resolved by a sole arbitrator under the rules of the Arbitration Act of Nevada. The Company also has the right to terminate the Agreement by giving notice to NMP.

Private Placement

On May 1, 2011 the Company closed a private placement of 3,500,000 common shares at $0.10 per share for a total offering price of $350,000.  The common shares were offered by the Registrant pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended.   The private placement was fully subscribed to by five non-U.S. persons.

Name Change

At a meeting of shareholders held on July 5, 2011, the Company received approval from its shareholders to act on a proposal to change the Company's state of incorporation from Florida to Nevada by the merger of BCS Solutions, Inc. with and into its wholly-owned subsidiary, Grizzly Gold Corp. , a Nevada corporation, and to change the name of the Company from “BCS Solutions, Inc.” to “Grizzly Gold Corp." In connection with the name and jurisdiction change the Company’s business was changed to mineral exploration.  The Company currently has one mineral exploration property under option which is located in Nevada.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby.  All such expenses will be borne by the Company; none shall be borne by any selling security holders.

Securities and Exchange Commission registration fee	$277
Legal fees and miscellaneous expenses (*)	$10,000
Accounting fees and expenses (*)	$1,500
Total (*)	$11,777

(*) Estimated Expenses.

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation.  Our Articles of Incorporation do not specifically limit our directors' immunity.  Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law; provided, however, that we may modify the extent of such indemnification by  individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in  connection  with any  proceeding, or part thereof, initiated by such person unless such indemnification:  (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws also provide that we may indemnify a director or former director of subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy, and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On May 1, 2011 the Company closed a private placement of 3,500,000 common shares at $0.10 per share for a total offering price of $350,000.  The common shares were offered by the Registrant pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended.   The private placement was fully subscribed to by five non-U.S. persons.

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
3.1	Certificate of Incorporation of Grizzly Gold Corp. (FKA BCS Solutions, Inc.)
3.2	By-Laws of Grizzly Gold Corp. (FKA BCS Solutions, Inc.)
5.1	Opinion of David Lubin & Associates, PLLC regarding the legality of the securities being registered
10.1	LB/Vixen Property Option Agreement dated May 1, 2011 by and between BCS Solutions, Inc. and Nevada Mine Properties II, Inc. (1)
10.2	Form of Regulation S Subscription Agreement (1)
10.3	Service Agreement dated April 7, 2010 by and between Paul Strobel and BCS Solutions, Inc. (2)
14.1	Code of Business Ethics and Conduct (2)
23.1	Consent of Lake & Associates, CPA’s LLC
23.2	Consent of David Lubin & Associates, PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

(1) Previously filed with the Company’s Form 8-K submitted to the SEC on May 3, 2011.
(2) Previously filed with the Company’s Form 10-K submitted to the SEC on August 9, 2011.

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on August 29, 2011.

Grizzly Gold Corp. (FKA BCS Solutions, Inc.)

By: /s/ Paul Strobel Name: Paul Strobel Title: President (principal executive and financial officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Strobel, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	Signature:	Name:	Title:

August 29, 2011	/s/ Paul Strobel	Paul Strobel	CEO, President, Treasurer and Director (Principal Executive, Financial and Accounting Officer)
August 29, 2011	/s/ Jeoffrey Avancena	Jeoffrey Avancena	Secretary and Director